ELEVENTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ACV AUCTIONS INC.
ACV Auctions Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:
ONE: The name of this corporation is ACV Auctions Inc. The date of filing of the original certificate of incorporation of this corporation with the Secretary of State of the State of Delaware was December 30, 2014
TWO: This Eleventh Amended and Restated Certificate of Incorporation, which restates and integrates and also further amends the provisions of the corporation’s certificate of incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL. This Eleventh Amended and Restated Certificate of Incorporation shall be effective on filing with the Secretary of State of Delaware (the “Effective Time”)
THREE: Pursuant to Sections 242 and 245 of the DGCL, the certificate of incorporation of this corporation, as heretofore amended, is hereby amended, integrated and restated to read in its entirety as follows:
I.
The name of this corporation is ACV Auctions Inc. (the “Corporation”).
II.
The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, DE, 19808, and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Services Company.
III.
The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
IV.
A.As of the Effective Time, each share of the Corporation’s Class A Common Stock, par value $0.001 per share outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time shall be reclassified (the “Reclassification”) to a share of validly issued, fully-paid and non-assessable Common Stock, par value $0.001 per share (the “Common Stock”)  automatically and without any action by the holder thereof upon the Effective Time. The par value of the Common Stock following the Reclassification shall remain at $0.001 per share. No fractional shares of Common Stock shall be issued as a result of the Reclassification and the powers, preferences, rights, qualifications, limitations and restrictions of the Common Stock shall be identical to the previously authorized Class A Common Stock, as modified by this Eleventh Amended and Restated Certificate of Incorporation. From and after the Effective Time, the Corporation is authorized to issue two classes of stock designated, respectively, “Common Stock,” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is 2,020,000,000, consisting of 2,000,000,000 shares of Common Stock and 20,000,000 shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”).
B.The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized to provide for the issue of all or any of the remaining shares of the Preferred Stock, in one or more series, and to fix the number of shares of such series and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors and filed in accordance with the DGCL.
C.The number of authorized shares of Common Stock or Preferred Stock, or any series thereof, may be increased or decreased (but not below the number of shares thereof then outstanding plus, if applicable, the number of shares of such class or series reserved for issuance) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Common Stock or Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.
D.Except as provided above, the rights, preferences, privileges, restrictions and other matters relating to the Common Stock are as follows:
1.Definitions.
a.“Acquisition” means (A) any consolidation or merger of the Corporation with or into any other Entity, other than any such consolidation or merger in which the stockholders of the Corporation immediately prior to such consolidation or merger continue to hold a majority of the voting power of the surviving Entity in substantially the same proportions (or, if the surviving Entity is a wholly owned subsidiary of another Entity, the surviving Entity’s Parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Corporation is a party in which in excess of 50% of the Corporation’s voting power is transferred or issued; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes as determined in good faith by the Board.
b.“Asset Transfer” means the sale, lease, exclusive license, exchange or other disposition of all or substantially all the assets of the Corporation.
c.“Bylaws” means the bylaws of the Corporation, as amended and/or restated from time to time.
d.“Certificate of Incorporation” means the certificate of incorporation of the Corporation, as amended and/or restated from time to time, including the terms of any certificate of designation of any series of Preferred Stock.
e.“Entity” means any corporation, partnership, limited liability company or other legal entity.

f.“Liquidation Event” means (i) any Asset Transfer or Acquisition in which cash or other property is, pursuant to the express terms of the Asset Transfer or Acquisition, to be distributed to the stockholders in respect of their shares of capital stock in the Corporation or (ii) any liquidation, dissolution and winding up of the Corporation.
g.“Parent” of an Entity means any Entity that directly or indirectly owns or controls a majority of the voting power of the voting securities or interests of such Entity.
2.Rights Relating to Dividends, Subdivisions and Combinations.
a.Subject to the rights of holders of any Preferred Stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors. Any dividends paid to the holders of shares of Common Stock shall be paid pro rata, on an equal priority, pari passu basis.
b.The Corporation shall not declare or pay any dividend to the holders of Common Stock payable in securities of the Corporation unless the same dividend with the same record date and payment date shall be declared and paid on all shares of Common Stock.
3.Liquidation Rights. In the event of a Liquidation Event, upon the completion of the distributions required with respect to any Preferred Stock that may then be outstanding, the remaining assets of the Corporation legally available for distribution to stockholders, or consideration payable to the stockholders of the Corporation, in the case of an Acquisition constituting a Liquidation Event, shall be distributed on an equal priority, pro rata basis to the holders of Common Stock (and the holders of any Preferred Stock that may then be outstanding, to the extent required by the Certificate of Incorporation, including any certificate of designation with respect to any series of Preferred Stock); provided, however, for the avoidance of doubt, that compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of Common Stock does not constitute consideration or a “distribution to stockholders” in respect of the Common Stock.
4.Voting Rights.
a.Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.
b.Voting Generally. Except as required by applicable law or the Certificate of Incorporation, the holders of Preferred Stock and Common Stock shall vote together and not as separate series or classes. Except as otherwise required by applicable law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or applicable law.
5.Redemption. The Common Stock is not redeemable.
V.
For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and stockholders, or any class thereof, as the case may be, it is further provided that:
A.Management of the Business. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. Subject to any rights of the holders of shares of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances, the number of directors which shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.
B.Board of Directors.
1.Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, following the closing of the initial public offering of Common Stock to the public (the “Initial Public Offering”) pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Each class shall consist, as nearly as possible, of a number of directors equal to one-third of the number of members of the Board of Directors authorized as provided in Section A of this Article V. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the closing of the Initial Public Offering, the initial term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the closing of the Initial Public Offering, the initial term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the closing of the Initial Public Offering, the initial term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.
2.Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
a.
C.Removal of Directors.
1.Subject to the rights of any series of Preferred Stock to remove directors elected by such series of Preferred Stock, following the closing of the Initial Public Offering, neither the entire Board of Directors nor any individual director may be removed from office without cause.
2.Subject to any limitations imposed by applicable law and the rights of any series of Preferred Stock to remove directors elected by such series of Preferred Stock, any individual director or the entire Board of Directors may be removed from office with cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all the then-outstanding shares of the capital stock of the Corporation entitled to vote generally at an election of directors.
D.Vacancies. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock to elect additional directors or fill vacancies in respect of such directors, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors or by the sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified or such director’s earlier death, resignation or removal.
E.Bylaw Amendments. The Board of Directors is expressly authorized and empowered to adopt, amend or repeal any provisions of the Bylaws. Any adoption, amendment or repeal of the Bylaws by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
F.STOCKHOLDER ACTIONS.
1.The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.
2.No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws and no action shall be taken by the stockholders by written consent.
3.Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.
VI.
A.The liability of the directors and officers for monetary damages shall be eliminated to the fullest extent permitted under applicable law. In furtherance thereof, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any repeal or modification of the foregoing two sentences shall not adversely affect any right or protection of a director or officer of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.
B.To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors and officers, then the liability of a director or officer to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.
C.Any repeal or modification of this Article VI shall only be prospective and shall not adversely affect the rights or protections or increase the liability of any person under this Article VI as in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.
VII.
A.Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under Delaware statutory or common law: (A) any derivative claim or cause of action brought on behalf of the Corporation; (B) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation, to the Corporation or the Corporation’s stockholders; (C) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, arising out of or pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws; (D) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws (including any right, obligation, or remedy thereunder); (E) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (F) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, governed by the internal-affairs doctrine or otherwise related to the Corporation’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Section A of Article VII shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “1933 Act”), or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.
B.Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the 1933 Act, including all causes of action asserted against any defendant to such complaint.
VIII.
A.Any person or entity holding, owning, or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of the Certificate of Incorporation.
B.The Corporation reserves the right to amend, alter, change or repeal, at any time and from time to time, any provision contained in the Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph C. of this Article VIII, and all rights, preferences and privileges of whatsoever nature conferred upon the stockholders, directors or any other persons whomsoever by and pursuant to the Certificate of Incorporation are granted subject to this reservation.
C.Notwithstanding any other provisions of the Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by law or by the Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote in the election of directors, voting together as a single class, shall be required to alter, amend or repeal (whether by merger, consolidation or otherwise), or adopt any provision inconsistent with, Articles V, VI, VII and VIII.
The Corporation has caused this Eleventh Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer of the Corporation on this [--] day of [--], 2025.

ACV AUCTIONS INC.
By:	/s/ Leanne Fitzgerald
Leanne Fitzgerald
Chief Legal Officer

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